Exhibit 4.4

Certificate of designation,
POWERS, PREFERENCES AND RIGHTS
OF
SERIES A PREFERRED STOCK
OF
ION GEOPHYSICAL CORPORATION

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Ion Geophysical Corporation, a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the authority expressly vested in the Corporation’s board of directors (the “Board of Directors”) by the Corporation’s Restated Certificate of Incorporation, as amended through February 4, 2016 (as may be further amended from time to time, the “Certificate of Incorporation”), the Board of Directors, by a unanimous vote of the members of the Board of Directors at a meeting held on the [●] day of [●], 2021, duly approved and adopted the following resolution creating one series of preferred stock. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Indenture, dated as of [●], 2021, by and between the Corporation, the Guarantors (as defined therein), and UMB Bank, National Association as Trustee (the “Indenture Trustee”) and Collateral Agent (the “New Second Lien Indenture”).

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Certificate of Incorporation to provide by resolution or resolutions for the issuance of up to five million (5,000,000) shares of Preferred Stock, par value $0.01 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors;

WHEREAS, the Board of Directors desires, pursuant to such authority, to authorize and fix the terms of a new series of the Corporation’s Preferred Stock and the number of shares constituting such series; and

RESOLVED, that as of the Effective Date there shall be and hereby is created and authorized one series of authorized preferred stock, par value $0.01 per share, of the Corporation, with the following powers (including voting powers), designations, preferences, and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions:

Section 1.         Designation of Name and Amount.

Such series of preferred stock shall be designated the “Series A Preferred Stock” and the authorized number of shares constituting the Series A Preferred Stock shall be one (1), which shall not be subject to increase.

Section 2.         Rank.

The Series A Preferred Stock shall, upon liquidation, dissolution or winding up of the affairs of the Corporation, voluntarily or involuntarily (a “Liquidation”), (i) rank senior to the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) and each other class or series of Equity Securities authorized and issued in the future that does not by its terms expressly provide that it ranks pari passu with, or senior to, the Series A Preferred Stock as to Liquidation (all of such Equity Securities are collectively referred to herein as the “Junior Securities”), (ii) rank pari passu with each class or series of Equity Securities issued in the future that by its terms ranks pari passu with the Series A Preferred Stock as to Liquidation (all of such Equity Securities are collectively referred to herein as the “Parity Securities”) and (iii) rank junior to each class or series of Equity Securities issued in the future that by its terms ranks senior to the Series A Preferred Stock as to Liquidation (all of such Equity Securities are collectively referred to herein as the “Senior Securities”). The respective definitions of Parity Securities, Junior Securities and Senior Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Parity Securities, Junior Securities or Senior Securities, as the case may be. At the time of the issuance of the Series A Preferred Stock, there will be no Senior Securities outstanding, no Junior Securities outstanding (other than the Common Stock) and no Parity Securities outstanding.

Section 3.         Dividends.

The Series A Preferred Stock shall not be entitled to receive any dividends or other distributions from the Corporation.

Section 4.         Conversion.

The Series A Preferred Stock shall not be convertible into any other class of equity or other securities of the Corporation.

Section 5.         Liquidation Preference.

In the event of a Liquidation, the Series A Preferred Stock shall be entitled to receive $1.00 (the “Liquidation Preference”) before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities.

Section 6.         Redemption.

The Series A Preferred Stock may be redeemed by the Corporation (a “Redemption”) upon the exercise of, in the aggregate, 75% or more of the Notes issued on the Issue Date in accordance with the terms of the New Second Lien Indenture, in exchange for an aggregate redemption price equal to the Liquidation Preference.

Section 7.         Voting Rights and Power.

(a)            Except as otherwise provided herein or as otherwise required by the DGCL, the Series A Preferred Stock shall have no voting rights.

(b)            Notwithstanding the foregoing:

(i)            at all times when the Common Stock is entitled to vote thereon, the Series A Preferred Stock shall be entitled to vote with the Common Stock of the Company, voting together as a single class on an “as-converted” basis, with the Series A Preferred Stock having a number of votes equal to the number of votes that the shares of Common Stock issuable upon the conversion of all of the Notes in accordance with the terms of the New Second Lien Indenture would be entitled to on any of the following matters: (x) modifying, amending, supplementing or waiving any provision of the Organizational Documents; and (y) entering into any merger, consolidation, sale of all or substantially all of the assets of the Company, or other business combination transaction; and

(ii)            Following the occurrence of a Default or Event of Default under the New Second Lien Indenture, the Series A Preferred Stock shall be entitled to vote with the Common Stock of the Company on any matters submitted to the holders of Common Stock, voting together as a single class on an “as-converted” basis, with the Series A Preferred Stock having a number of votes equal to the number of votes that the shares of Common Stock issuable upon the conversion of all of the Notes in accordance with the terms of the New Second Lien Indenture would be entitled to on any such matters.

(c)            Series A Directors

(i)            The Series A Holder shall have the exclusive right to elect two of the members of the Board of Directors (such directors are referred to as “Series A Directors”). If at the time the Series A Holder exercises their right to elect one or more Series A Directors there are not sufficient vacancies on the Board of Directors to permit such election, the size of the Board of Directors shall immediately and automatically be increased in order to permit that election. Failure by the Series A Holder at any time or from time to time to appoint any or all of the Series A Directors which the Series A Holder is entitled to elect as set forth above shall not act as a waiver of the Series A Holder’s right to elect the Series A Directors. Each Series A Director shall qualify as an independent director.

(ii)           A Series A Director may only be removed by the Series A Holder. If for any reason a Series A Director shall resign, be unable to perform his or her duties or otherwise be removed from Board of Directors, then his or her replacement shall be an individual selected by the Series A Holder who qualifies as an independent director. If for any reason, all Series A Directors shall have resigned or all simultaneously be unable to perform their respective duties or otherwise be removed from the Board of Directors, then Series A Director replacements shall be elected by the Series A Holder.

Section 8.        Transfer Restrictions.

(a)            The Series A Holder may at any time Transfer its Series A Preferred Stock to the extent permitted by this Section 8. Subject to the restrictions on Transfer set forth in this Section 8 or in any other agreement between the Corporation and the record holder of the Series A Preferred Stock related to the transferability of the Series A Preferred Stock, Series A Preferred Stock shall be Transferred only on the books and records of the Corporation by the holder in person or by an attorney upon surrender to the Corporation or its transfer agent or registrar of the certificate, if any, therefor properly endorsed or, if sought to be Transferred by attorney, accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signatures as the Corporation or its transfer agent or registrar may reasonably require.

(b)            The holder of the Series A Preferred Stock shall not be permitted to Transfer any of the Series A Preferred Stock, except to any Person who replaces or succeeds to the rights and obligations of the Indenture Trustee in accordance with the terms of the New Second Lien Indenture. Any purported Transfer that, if effective, would result in a violation of the restriction contained in the immediately preceding sentence shall be void ab initio as to the Transfer of those Shares that would cause such violation, and the intended Transferee shall acquire no rights in such shares.

Section 9.         Certain Definitions.

The following terms shall have the following respective meanings herein:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise: provided, that notwithstanding the foregoing, neither the Series A Holder nor its Affiliates (solely by reason of the Series A Holder being the record owner of the Series A Preferred Stock) nor the holders of the Notes or any of their respective Affiliates shall be deemed to be Affiliates of the Corporation.

“Applicable Law” means any federal state, local or foreign law, statute, code, ordinance, rule or regulation (including rules and regulations of self-regulatory organizations).

“Board of Directors” has the meaning assigned to it in the introductory paragraph.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by Applicable Law or regulation to be closed.

“By-Laws” means the Bylaws of the Corporation adopted by the Corporation on September 21, 2007, as may be amended, modified or supplemented from time to time.

“Certificate of Designation” means this certificate of the designations, powers, preferences and rights of the Series A Preferred Stock.

“Certificate of Incorporation” has the meaning assigned to it in the introductory paragraph.

“Common Stock” has the meaning assigned to it in Section 2 hereof.

“Corporation” has the meaning assigned to it in the introductory paragraph.

“DGCL” means the Delaware General Corporation Law.

“Effective Date” shall mean the date of the New Second Lien Indenture.

“Equity Securities” means all of the Corporation’s capital stock and any other equity interest of the Company except for the Series A Preferred Stock.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank and whether public or private).

“Junior Securities” has the meaning assigned to it in Section 2 hereof.

“Liquidation” has the meaning assigned to it in Section 2 hereof.

“Organizational Documents” means the Certificate of Incorporation, the By-Laws, this Certificate of Designation, the charter for each committee of the Board of Directors and any other charter, by-laws, limited liability company agreements or other governing documents or corporate governance documents of the Corporation or any of the Subsidiaries, as applicable.

“Parity Securities” has the meaning assigned to it in Section 2 hereof.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Senior Securities” has the meaning assigned to it in Section 2 hereof.

“Series A Directors” has the meaning assigned to it in Section 7(d)(i) hereof.

“Series A Holder” means the Person in whose name the Series A Preferred Stock is recorded in the Corporation’s stock books as the owner thereof.

“Series A Preferred Stock” has the meaning assigned to it in the introductory paragraph.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Corporation.

“Transfer” (as a noun) means, with respect to any Series A Preferred Stock, a direct or indirect transfer, sale, exchange, assignment, mortgage, pledge, hypothecation or other encumbrance or other disposition of such Series A Preferred Stock, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law. “Transfer” (as a verb) shall have the correlative meaning.

“Transferee” has a correlative meaning to the term Transfer.

[Execution Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by [●], its [●], this [●] day of ____________, 2021.

By:
Name:
Title:

[Signature Page to Series A Certificate of Designation]